IntelGenx Engages Kilmer Lucas for Cross-Border Investor Relations

SAINT-LAURENT, QC— (March 13, 2017) - IntelGenx Technologies Corp. (TSX-V:IGX; OTCQX:IGXT) (“IntelGenx” or the “Company”) today announced that it has retained Kilmer Lucas Inc. (“Kilmer Lucas”) to provide the Company with select Canadian and U.S. investor relations (“IR”) and strategic advisory services.

Employing an "outsourced in-house" partnership model, Kilmer Lucas designs and executes customized IR programs for medical device, drug development, cell therapy, diagnostics and healthcare services companies.

"As IntelGenx continues to evolve into a global leader in pharmaceutical oral films, we believe that Kilmer Lucas is the right partner to help us communicate our progress to a broader investor audience in both Canada and the United States," commented Dr. Horst Zerbe, President and CEO of IntelGenx.

"Retaining a full-service IR firm like Kilmer Lucas to support our continued growth and provide customized communication to investors is a step forward for IntelGenx,” commented Andre Godin, CFO & EVP of IntelGenx. “Kilmer Lucas’ IR and strategic advisory services will tailor the Company’s communications to the investment community and improve investors’ understanding of the pharmaceutical film industry."

Stephen Kilmer, President of Kilmer Lucas, said, "We believe that a strong investment story is emerging out of the successful execution of its business plan, and we are excited that IntelGenx has chosen us to help tell it. Through the provision of a full range of IR and strategic advisory services, our primary goals will be to assist IntelGenx in achieving a fair and sustainable market valuation and to enhance the reputation that it carries in the minds of its stakeholders, including investors, analysts and members of the media."

Kilmer Lucas is an arm’s length third party to IntelGenx, and it does not have any interest, directly or indirectly, in IntelGenx, or any right or intent to acquire such an interest. IntelGenx will pay Kilmer Lucas a monthly retainer fee of CA$10,000 for its services. The agreement between IntelGenx and Kilmer Lucas has an initial term of 90 days, following which the agreement can be terminated for any reason by either party. Kilmer Lucas will be paid out of IntelGenx’ immediately available funds.

Effective today, Kilmer Lucas will be replacing IntelGenx’ previous in-house Director of IR. IntelGenx’ overhaul of its IR program represents a shift in the way the company communicates with its investors.

About Kilmer Lucas

Kilmer Lucas is a healthcare-only investor relations and capital markets advisory company with offices in New York, San Francisco and Toronto. It takes a holistic approach to building a customized investor relations strategy that begins with a deep understanding of a company's corporate and financial goals. Kilmer Lucas seeks to leverage its longstanding relationships and strong track record to positively influence investor perceptions, maximize stock valuations and lower the cost of capital needed to fund its clients' growth. Kilmer Lucas also publishes its own popular healthcare investor news blog, BioTuesdays. To-date, BioTuesdays has profiled more than 350 life sciences companies, providing invaluable exposure for innovative technologies and compelling investment stories that may have otherwise gone unnoticed. More information about the firm can be found at www.kilmerlucas.com.

About IntelGenx

IntelGenx is a leading oral drug delivery company primarily focused on the development and manufacturing of innovative pharmaceutical oral films based on its proprietary VersaFilm™ technology platform. Established in 2003, the Montreal-based company is listed on the TSX-V and OTC-QX.

IntelGenx’ highly skilled team provides comprehensive pharmaceuticals services to pharmaceutical partners, including R&D, analytical method development, clinical monitoring, IP and regulatory services. IntelGenx state-of-the-art manufacturing facility, established for the VersaFilm™ technology platform, supports lab-scale to pilot and commercial-scale production, offering full service capabilities to our clients. More information is available about the company at: www.intelgenx.com.

Forward-Looking Statements

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange), nor the OTCQX accepts responsibility for the adequacy or accuracy of this release.

Source: IntelGenx Technologies Corp.

Contacts:

Stephen Kilmer
Investor Relations
(514) 331-7440 ext 232
stephen@intelgenx.com

Or

Andre Godin, CPA, CA
Executive Vice-President and CFO
IntelGenx Corp.
(514) 331-7440 ext 203
andre@intelgenx.com